Exhibit 99.1
Contact: Jerald L. Shaw, President and Chief Executive Officer Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS NET INCOME OF $1.0 MILLION OR $0.43 PER DILUTED SHARE
FOR THE FIRST FISCAL QUARTER OF 2018

Lacey, WA (October 30, 2017) - Anchor Bancorp (NASDAQ - ANCB) ("Company"), the holding company for Anchor Bank ("Bank"), today reported first quarter earnings for its fiscal year ending June 30, 2018. For the quarter ended September 30, 2017, the Company reported net income of $1.0 million or $0.43 per diluted share, compared to net income of $573,000 or $0.24 per diluted share for the quarter ended September 30, 2016.

"We are pleased with the financial results of our first quarter.  Our net interest margin has remained strong year over year and for the quarter was 4.14%," stated Jerald L. Shaw, President and Chief Executive Officer.  "Additionally we have improved our efficiency ratio by 11.5% over the last year to 71.2% for the current quarter, reflecting our increased net interest income and expense control.  Noninterest expense declined 9% year over year." stated Mr. Shaw.

Fiscal First Quarter Highlights

•	Loans receivable, net, increased $5.3 million, or 1.4%, to $383.2 million at September 30, 2017 from $377.9 million at June 30, 2017;
•	Deposits increased $3.2 million, or 0.9%, to $348.4 million at September 30, 2017 from $345.2 million at June 30, 2017;
•
Net interest income before provision for loan losses increased $273,000, or 6.7%, to $4.3 million for the quarter ended September 30, 2017 compared to $4.1 million for the quarter ended September 30, 2016;

•	Net interest margin ("NIM") was 4.14% for the quarter ended September 30, 2017 compared to 4.16% for the quarter ended September 30, 2016;
•	The efficiency ratio improved to 71.2% for the quarter ended September 30, 2017 compared to 82.7% for the quarter ended September 30, 2016; and
•	Book value per share at September 30, 2017 increased to $26.76 from $26.29 at June 30, 2017.

Balance Sheet Review

Total assets decreased by $2.1 million, or 0.5%, to $460.4 million at September 30, 2017 from $462.5 million at June 30, 2017. Cash and cash equivalents decreased by $5.3 million, or 37.1%, to $8.9 million at September 30, 2017, from $14.2 million at June 30, 2017 as we redeployed excess cash to fund the repayment of FHLB advances and fund our loan growth.  Securities available-for-sale and held-to-maturity decreased $930,000, or 4.4%, and $396,000 or 8.0%, respectively.  The decreases in these portfolios were primarily the result of contractual principal repayments.

Loans receivable, net, increased $5.3 million, or 1.4%, to $383.2 million at September 30, 2017 from $377.9 million at June 30, 2017. Construction loans increased $11.8 million, or 24.0%, to $61.0 million at September 30, 2017 from $49.2 million at June 30, 2017.  There was $57.0 million in undisbursed construction loan commitments at September 30, 2017. Our construction loans are primarily for the construction of multi-family and to a lesser extent, loans for the construction of single family properties. One-to-four family loans increased $1.8 million, or 3.0%, to $61.6 million at September 30, 2017 from $59.7 million at June 30, 2017.  Multi-family loans increased $512,000, or 0.8%, to $61.0 million at September 30, 2017 from $60.5 million at June 30, 2017.  Land loans increased $43,000, or 0.5%, to $8.1 million at September 30, 2017 from $8.0 million at June 30, 2017.  Consumer loans decreased $155,000, or 0.83%, to $18.6 million at September 30, 2017 from $18.7 million at June 30, 2017.  Commercial business loans decreased $2.1 million, or 6.8%, to $29.5 million at September 30, 2017 from $31.6 million at June 30, 2017.  Commercial real estate loans decreased $6.6 million, or 4.3%, to $148.9 million at September 30, 2017 from $155.5 million at June 30, 2017.  This decrease was primarily due to the repayments of a $3.2 million commercial real estate loan secured by a self-storage facility and a $1.7 million industrial property.  We also reclassified a $2.0 million multi-tenant commercial real estate loan to real estate owned ("REO") and recorded a $200,000 charge upon transfer to fair market value.

Anchor Bancorp
October 30, 2017

Loans receivable consisted of the following at the dates indicated:

	September 30, 2017	June 30, 2017	September 30, 2016
	(In thousands)
Real estate:
One-to-four family	$61,555	$59,735	$60,067
Multi-family	61,012	60,500	54,556
Commercial	148,867	155,525	144,402
Construction	60,963	49,151	30,635
Land loans	8,097	8,054	7,534
Total real estate	340,494	332,965	297,194

Consumer:
Home equity	13,991	13,991	16,890
Credit cards	2,535	2,596	2,871
Automobile	573	627	630
Other consumer	1,484	1,524	1,776
Total consumer	18,583	18,738	22,167

Business:
Commercial business	29,455	31,603	36,688

Total Loans	388,532	383,306	356,049

Less:
Deferred loan fees and loan premiums, net	1,294	1,292	1,215
Allowance for loan losses	4,017	4,106	3,824
Loans receivable, net	$383,221	$377,908	$351,010

Total liabilities decreased $3.1 million to $393.6 million at September 30, 2017 from $396.7 million at June 30, 2017, primarily as the result of the repayment of $7.8 million of FHLB advances, partially offset by an increase of $3.2 million in deposits. The increase in deposit accounts was the result of the Bank's deposit marketing campaign; as well as other deposit gathering activities.

Anchor Bancorp
October 30, 2017

Deposits consisted of the following at the dates indicated:

	September 30, 2017		June 30, 2017		September 30, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing demand deposits	$54,474	15.7%	$52,606	15.2%	$55,329	18.2%
Interest-bearing demand deposits	31,424	9.0	31,464	9.1	27,522	9.0
Money market accounts	71,335	20.5	73,154	21.2	60,176	19.8
Savings deposits	44,349	12.7	43,454	12.6	43,677	14.4
Certificates of deposit	146,794	42.1	144,509	41.9	117,502	38.6
Total deposits	$348,376	100.0%	$345,187	100.0%	$304,206	100.0%

Credit Quality

Total delinquent loans (past due 30 days or more), decreased $1.7 million to $2.4 million at September 30, 2017 from $4.1 million at June 30, 2017, primarily due to the transfer of the $2.0 million commercial real estate loan discussed above to REO at fair market value of $1.8 million.  The percentage of nonperforming loans, consisting solely of nonaccrual loans, to total loans decreased to 0.4% at September 30, 2017 from 1.0% at June 30, 2017. The Company recorded a $75,000 provision for loan losses for the quarter ended September 30, 2017. The allowance for loan losses of $4.0 million at September 30, 2017 represented 1.0% of loans receivable and 274.4% of nonperforming loans. This compares to an allowance of $4.1 million at June 30, 2017, representing 1.1% of loans receivable and 110.8% of nonperforming loans.

Nonperforming loans decreased to $1.5 million at September 30, 2017, from $3.7 million at June 30, 2017, and were $2.5 million at September 30, 2016.  Nonperforming loans consisted of the following at the dates indicated:

	September 30, 2017	June 30, 2017	September 30, 2016
	(In thousands)
Real estate:
One-to-four family	$968	$1,170	$2,010
Commercial	—	1,992	315
Total real estate	968	3,162	2,325
Consumer:
Home equity	207	242	37
Total consumer	207	242	37
Business:
Commercial business	289	300	96
Total	$1,464	$3,704	$2,458

As of September 30, 2017, the Company had four REO properties with an aggregate book value of $2.7 million compared to three properties with an aggregate book value of $867,000 at June 30, 2017, and three properties with an aggregate book value of $271,000 at September 30, 2016. The increase in the aggregate book value of REO properties during the quarter ended September 30, 2017 from the prior quarter was primarily attributable to reclassification of the commercial real estate loan, discussed above.

Anchor Bancorp
October 30, 2017

Capital

As of September 30, 2017, the Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Common Equity Tier 1 Capital ("CET1"), Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 13.3%, 14.0%, 14.0%, and 14.9% respectively.  As of September 30, 2016, the Bank's Tier 1 Leverage-Based Capital, CET1, Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios were 13.3%, 14.3%, 14.3%, and 15.3%, respectively.

Anchor Bancorp exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, CET1, Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 14.4%, 15.0%, 15.0%, and 16.0% as of September 30, 2017.  As of September 30, 2016, the Company's Tier 1 Leverage-Based Capital, CET1, Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios were 14.2%, 15.3%, 15.3%, and 16.2%, respectively.

Operating Results

Net interest income. Net interest income before the provision for loan losses increased $273,000, or 6.7%, to $4.3 million for the quarter ended September 30, 2017 compared to $4.1 million for the same period last year primarily due to the increase in average loans receivable, net.  Average loans receivable, net, for the quarter ended September 30, 2017 increased $31.9 million, or 9.0%, to $387.0 million compared to $355.1 million for the quarter ended September 30, 2016.

The Company's net interest margin was 4.14% for the quarter ended September 30, 2017 compared to 4.16% for the quarter ended September 30, 2016. The average yield on loans receivable, net, increased seven basis points to 5.31% for the quarter ended September 30, 2017 compared to 5.24% for the same period of the prior year, reflecting the increase in construction loans.  The average yield on mortgage-backed securities decreased to 2.05% from 2.24% for the same period in the prior year primarily due to large principal pay downs resulting in an increase in amortization of premiums. The average yield on interest-earning assets increased 11 basis points to 5.05% from 4.94% for the quarters ended September 30, 2017 and 2016. The average cost of total deposits increased 14 basis points to 1.13% for the quarter ended September 30, 2017 compared to 0.99% for the same period in the prior year.  The average cost of interest-bearing liabilities increased 15 basis points to 1.14% for the quarter ended September 30, 2017 compared to 0.99% for the same period in the prior year, reflecting the increases in the federal funds rate over the last year.

Provision for loan losses. In connection with its analysis of the loan portfolio, management determined that a $75,000 provision for loan losses was required for both the quarters ended September 30, 2017 and 2016, primarily reflecting our recent loan growth.

Noninterest income. Noninterest income remained relatively the same at $1.2 million for the quarters ended September 30, 2017 and September 30, 2016. The $50,000 increase in commercial real estate loan prepayment penalties was mostly offset by a decrease of $35,000 in deposit service fees from $348,000 to $313,000 as consumers reduced their deposit account overdrafts.

Noninterest expense. Noninterest expense decreased $396,000, or 9.2%, to $3.9 million for the quarter ended September 30, 2017 from $4.3 million for the quarter ended September 30, 2016. Compensation and benefits expense decreased $226,000 from $2.3 million or 9.8%, to $2.1 million for the quarter ended September 30, 2017 compared to the same period in the previous year. The decrease was primarily due to a reduction in stock-based compensation expense from $224,000 for the quarter last year to $47,000 for the quarter ended September 30, 2017 related to the Anchor Bancorp 2015 Equity Plan. General and administrative expenses declined $162,000 to $574,000 for the quarter ended September 30, 2017 compared to $736,000 for the quarter ended September 30, 2016. This decrease was primarily due to a $37,000 decline in consulting services, a $26,000 decrease in credit card expenses due to the efficiencies realized from our new credit card program, a $19,000 reduction in loan origination expenses and no losses related to repossessed vehicles compared to $23,000 for the same quarter last year.  For the quarter ended September 30, 2017 we expensed $34,000 associated with our proposed merger with Washington Federal, Inc. compared to none for the same period ended September 30, 2016 primarily due to legal and professional fees which partially offset the decreases discussed above.

Anchor Bancorp
October 30, 2017

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 10 full-service banking offices (including one Wal-Mart in-store location) within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, and one loan production office located in King County, Washington. The Company's common stock is traded on the NASDAQ Global Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; the Agreement and Plan of Merger ("Merger Agreement") with Washington Federal, Inc. may be terminated in accordance with its terms, and the merger may not be completed; termination of the Merger Agreement could negatively impact us; we will be subject to business uncertainties and contractual restrictions while the merger is pending; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.anchornetbank.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company's operations and stock price performance.

Anchor Bancorp
October 30, 2017

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands) (unaudited)	September 30, 2017	June 30, 2017
ASSETS
Cash and cash equivalents	$8,925	$14,194
Securities available-for-sale, at fair value	20,240	21,170
Securities held-to-maturity, at amortized cost	4,553	4,949
Loans held for sale	—	1,551
Loans receivable, net of allowance for loan losses of $4,017 and $4,106	383,221	377,908
Bank owned life insurance investment, net of surrender charges	20,159	20,030
Accrued interest receivable	1,344	1,332
Real estate owned, net	2,658	867
Federal Home Loan Bank (FHLB) stock, at cost	2,036	2,348
Property, premises and equipment, net	9,037	9,360
Deferred tax asset, net	7,666	8,011
Prepaid expenses and other assets	548	805
Total assets	$460,387	$462,525

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$54,474	$52,606
Interest-bearing	293,902	292,581
Total deposits	348,376	345,187

FHLB advances	37,700	45,500
Advance payments by borrowers for taxes and insurance	1,903	1,195
Supplemental Executive Retirement Plan liability	1,717	1,709
Accounts payable and other liabilities	3,915	3,083
Total liabilities	393,611	396,674

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value per share authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share, authorized 45,000,000 shares; 2,494,940 issued and outstanding at September 30, 2017 and 2,504,740 issued and outstanding at June 30, 2017	25	25
Additional paid-in capital	22,447	22,619
Retained earnings	45,629	44,585
Unearned Employee Stock Ownership Plan (ESOP) shares	(590)	(607)
Accumulated other comprehensive loss, net of tax	(735)	(771)
Total stockholders' equity	66,776	65,851
Total liabilities and stockholders' equity	$460,387	$462,525

Anchor Bancorp
October 30, 2017

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands, except per share data) (unaudited)	Three Months Ended September 30,
	2017	2016
Interest income:
Loans receivable, including fees	$5,133	$4,652
Securities	34	23
Mortgage-backed securities	130	166
Total interest income	5,297	4,841
Interest expense:
Deposits	842	619
FHLB advances	109	149
Total interest expense	951	768
Net interest income before provision for loan losses	4,346	4,073
Provision for loan losses	75	75
Net interest income after provision for loan losses	4,271	3,998
Noninterest income:
Deposit service fees	313	348
Other deposit fees	199	194
Other loan fees	228	235
Gain on sale of loans	110	101
Bank owned life insurance investment	129	132
Other income	193	147
Total noninterest income	1,172	1,157
Noninterest expense:
Compensation and benefits	2,084	2,310
General and administrative expenses	574	736
Merger expenses	34	—
Real estate owned holding costs	30	19
Federal Deposit Insurance Corporation insurance premiums	36	69
Information technology	537	485
Occupancy and equipment	433	506
Deposit services	104	111
Marketing	91	100
Loss on sale of property, premises and equipment	5	—
Gain on sale of real estate owned	—	(12)
Total noninterest expense	3,928	4,324
Income before provision for income taxes	1,515	831
Provision for income taxes	471	258
Net income	$1,044	$573
Basic earnings per share	$0.43	$0.24
Diluted earnings per share	$0.43	$0.24
Weighted average number of basic shares outstanding	2,421,049	2,391,839
Weighted average number of diluted shares outstanding	2,432,960	2,414,679

Anchor Bancorp
October 30, 2017

	As of or For the Quarter Ended (unaudited)
	September 30, 2017	June 30, 2017	March 31, 2017	September 30, 2016
	(Dollars in thousands)
SELECTED PERFORMANCE RATIOS
Return on average assets (1)	0.93%	0.58%	0.64%	0.54%
Return on average equity (2)	6.85	4.48	4.79	3.88
Average equity-to-average assets (3)	13.52	12.85	13.31	13.95
Interest rate spread(4)	3.91	4.11	3.88	3.95
Net interest margin (5)	4.14	4.32	4.10	4.16
Efficiency ratio (6)	71.2	82.9	78.2	82.7
Average interest-earning assets to average interest-bearing liabilities	125.8	124.2	126.2	126.5
Other operating expenses as a percent of average total assets	3.5%	4.1%	3.7%	4.1%
Book value per common share	$26.76	$26.29	$25.95	$25.46
Tangible book value per common share (7)	$26.67	$26.20	$25.86	$25.37

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	13.3%	13.0%	13.1%	13.3%
Common equity tier 1 capital	14.0	14.1	13.7	14.3
Tier 1 risk-based	14.0	14.1	13.7	14.3
Total risk-based	14.9	15.1	14.6	15.3

ASSET QUALITY
Nonaccrual and loans 90 days or more past due and still accruing interest as a percent of total loans	0.4%	1.0%	0.6%	0.7%
Allowance for loan losses as a percent of total loans	1.0	1.1	1.0	1.1
Allowance as a percent of total nonperforming loans	274.4	110.8	167.4	157.9
Nonperforming assets as a percent of total assets	0.9	1.0	0.6	0.6
Net charge-offs (recoveries) to average outstanding loans	0.04%	(0.03)%	0.01%	0.01%
Classified loans	$1,607	$3,721	$2,645	$3,185
_____________________
(1)	Net income divided by average total assets, annualized.
(2)	Net income divided by average equity, annualized.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest-earning assets.
(6)	Noninterest expense divided by the sum of net interest income and noninterest income.
(7)
Tangible book value per common share excludes intangible assets. Tangible assets excludes intangible assets. This ratio represents a non-GAAP financial measure. See also Non-GAAP Financial Measures reconciliation in the table below.

Anchor Bancorp
October 30, 2017

Non-GAAP Financial Measures:
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains the tangible book value per share, a non-GAAP financial measure. We calculate tangible common equity by excluding intangible assets from stockholders' equity. We calculate tangible book value per share by dividing tangible common equity by the number of common shares outstanding.  We calculate tangible common equity by excluding intangible assets from stockholders' equity. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. This non-GAAP financial measure has inherent limitations, is not required to be uniformly applied and is not audited. Further, the non-GAAP financial measure should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	September 30, 2017	June 30, 2017	March 31, 2017	September 30, 2016
	(In thousands)

Stockholders' equity	$66,776	$65,851	$64,989	$63,778
Less: intangible assets	246	232	214	216
Tangible common stockholders' equity	$66,530	$65,619	$64,775	$63,562

Total assets	$460,387	$462,525	$465,449	$435,963
Less: intangible assets	246	232	214	216
Tangible assets	$460,141	$462,293	$465,235	$435,747

Tangible common stockholders' equity	$66,530	$65,619	$64,775	$63,562
Common shares outstanding at end of period	2,494,940	2,504,740	2,504,740	2,505,219
Common stockholders' equity (book value) per share (GAAP)	$26.76	$26.29	$25.95	$25.46
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$26.67	$26.20	$25.86	$25.37